Supplement dated July 27, 2007 to

Prospectus Supplement dated April 27, 2007 (to Prospectus dated February 26, 2007)

$645,675,000 (Approximate)

MASTR Adjustable Rate Mortgages Trust 2007-HF1

Mortgage Pass-Through Certificates, Series 2007-HF1
Issuing Entity

UBS Real Estate Securities Inc.
Sponsor

Mortgage Asset Securitization Transactions, Inc.
Depositor

Wells Fargo Bank, N.A.
Master Servicer and Trust Administrator

The prospectus supplement dated April 27, 2007 to the prospectus dated February 26, 2007 with respect to the above-captioned series is hereby amended as follows:

The table titled “DTI Ratio” set forth on page II-5 is hereby replaced in its entirety by the following:

DTI Ratio

DTI Ratio (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Wtd. Avg. Gross Coupon (%)	Wtd. Avg. Net Coupon (%)	Wtd. Avg. FICO	Wtd. Avg. Orig. LTV (%)	Wtd. Avg. Comb. LTV (%)	% Full Doc Loan
N/A	447	150,601,320	23.18	7.627	7.256	707	74.87	83.88	0.00
0.01 - 5.00	1	204,000	0.03	7.500	7.120	699	70.34	70.34	0.00
5.01 - 10.00	2	1,418,415	0.22	6.010	5.631	797	53.43	53.43	100.00
10.01 - 15.00	14	6,979,826	1.07	6.505	6.154	729	65.22	67.18	10.79
15.01 - 20.00	46	19,147,029	2.95	6.744	6.358	724	67.34	70.54	20.16
20.01 - 25.00	75	29,807,040	4.59	6.718	6.330	723	68.17	71.67	23.49
25.01 - 30.00	136	58,237,551	8.97	6.847	6.409	724	70.92	73.05	18.25
30.01 - 35.00	182	78,069,161	12.02	7.019	6.608	709	72.35	76.50	12.83
35.01 - 40.00	272	107,198,112	16.50	7.087	6.672	710	74.02	80.13	22.46
40.01 - 45.00	273	98,131,164	15.11	7.124	6.698	704	74.25	82.02	19.79
45.01 - 50.00	277	85,935,816	13.23	7.149	6.714	700	75.81	83.21	20.88
50.01 - 55.00	33	12,279,453	1.89	6.732	6.293	698	72.78	80.21	30.25
55.01 - 60.00	8	1,265,366	0.19	7.532	7.185	708	81.63	88.46	46.16
60.00 and greater	2	299,599	0.05	7.580	6.849	734	86.79	86.79	0.00
Total:	1,768	649,573,852	100.00	7.155	6.747	709	73.40	79.77	15.30

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 UBS INVESTMENT BANK